LA JOLLA PHARMACEUTICAL TO INITIATE MULTI-DOSE STUDY

OF RIQUENT IN LUPUS PATIENTS

SAN DIEGO, CA, January 11, 2005* – La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that it will initiate a multi-dose clinical study in lupus patients of its drug candidate, Riquent®, which will evaluate on an ongoing basis the ability of higher doses of Riquent to further reduce antibodies to double-stranded DNA (dsDNA) over the next year. Antibodies to dsDNA are associated with the deadly progression of kidney disease in lupus that often results in treatment with drugs that have life threatening side effects and result in increased hospitalization. This study is part of the Company’s overall clinical program, that includes an ongoing Phase 3 clinical trial, to evaluate the use of Riquent in preventative and acute settings.

In the multi-dose study, approximately 45 patients, or 15 patients per group, will be treated weekly with 100 mg, 300 mg or 900 mg of Riquent for 12 weeks. The trial design will allow the Company to assess the effects of higher doses of Riquent while the study is being conducted. Physicians and patients will be blinded to all data but the Company will be able to review data on an ongoing basis. The multi-dose study will use the same doses that are being evaluated in the ongoing Phase 3 clinical benefit trial of Riquent where the Company is blinded to treatment.

“This trial will provide the first data on the ability of higher doses of Riquent to reduce pathogenic antibodies to dsDNA in lupus patients. It will also enable us to continue to evaluate the potential benefit of Riquent for acute treatment of lupus renal flare as well as for preventative care,” said Steve Engle, Chairman and CEO of La Jolla Pharmaceutical Company. “Published results from our previous clinical trials indicate that a greater reduction in antibodies to dsDNA results in a significantly lower risk of renal flare.”

The ongoing Phase 3 study is being conducted under a Special Protocol Assessment with the FDA, and is designed to demonstrate the clinical benefit of Riquent to delay time to renal flare. A renal flare is a significant increase in inflammation in the kidney that destroys kidney tissue, reduces or stops kidney filtration, and may result in the progression to end stage renal disease, the need for dialysis, or death.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the availability of sufficient financial resources; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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• Note: This release was issued on January 11, 2006.